Exhibit 99.1

News Release

15 September 2014

Cobham Offer for Aeroflex Holding Corp. (“Aeroflex”) Successfully Completed

WIMBORNE, UNITED KINGDOM — Cobham plc (“Cobham”) announces that its acquisition of Aeroflex Holding Corp. (“Aeroflex”), previously announced on 20 May 2014, has been successfully completed following the receipt of regulatory and shareholder approvals. The transaction has an enterprise value of approximately US$1,460m.

Cobham Chief Executive Officer Bob Murphy said: “We are pleased to welcome Aeroflex into the Cobham family of businesses. The combination of our technology companies is absolutely aligned with our strategic objective of building and maintaining leading positions in selected higher growth, commercially oriented end markets that increasingly demand more data, connectivity and bandwidth.”

Approximately 70% of Aeroflex’s revenue is focused on commercial markets with exposure to wireless, space, microelectronics, industrial, energy and other sectors. This will increase the proportion of Cobham’s commercial revenue from 35 percent to some 42 percent of the total, on a pro forma basis, and builds on Cobham’s focus on connectivity capabilities, customers and characteristics.

Aeroflex operations will be integrated into Cobham’s Advanced Electronic Solutions and Communications and Connectivity sectors. The scale and complementary nature of this transaction is expected to enable Cobham to unlock significant synergy benefits, generating increased shareholder value, while supporting customers even more effectively.

About Cobham

Cobham protects lives and livelihoods with its differentiated technology and know-how, operating with a deep insight into customer needs and agility. The Group offers an innovative range of technologies and services to solve challenging problems in harsh environments across commercial, defence and security markets, from deep space to the depths of the ocean, specialising in meeting the growing demand for data, connectivity and bandwidth.

Employing more than 12,000 people on five continents, the Group has customers and partners in over 100 countries, with market leading positions in: audio, video and data communications, including satellite communications; defence electronics; air-to-air refuelling; aviation services; life support and mission equipment.

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Media Relations	Investor Relations
Greg Caires	Julian Wais
+1 703 414 5310	+44 (0) 1202 857 998
greg.caires@cobham.com	julian.wais@cobham.com

Brunswick Group
Michael Harrison/Tom Williams
+44 (0) 207 404 5959
cobham@brunswickgroup.com

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